As filed with the Securities and Exchange Commission on May 1, 2012

Registration No. [•]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Rentals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-1522496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Five Greenwich Office Park

Greenwich, Connecticut 06831

(Address of principal executive offices and zip code)

RSC Holdings Inc.

Amended and Restated Stock Incentive Plan

(Full title of the plan)

Jonathan M. Gottsegen, Esq.

Senior Vice President, General Counsel and Secretary

Five Greenwich Office Park

Greenwich, Connecticut 06831

(203) 622-3131

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Andrew D. Soussloff, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1) (2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	1,791,359	$46.49	$83,280,279.91	$9,543.92

(1)	Represents 1,096,968 shares of common stock of United Rentals, Inc. (the “Common Stock”) issuable pursuant to outstanding stock options and 694,391 shares of common stock issuable pursuant to outstanding restricted stock awards under the RSC Holdings, Inc. Amended and Restated Stock Incentive Plan being assumed pursuant to a merger by and between United Rentals, Inc. and RSC Holdings, Inc. For more details, please see the explanatory note following this page.
(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares of Common Stock which may become issuable pursuant to the anti-dilution provisions of the RSC Holdings Amended and Restated Stock Incentive Plan.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low sales prices per share of the Common Stock as reported on the New York Stock Exchange on April 30, 2012.

EXPLANATORY NOTE

United Rentals, Inc. (“United Rentals” or the “Registrant”), is filing this Registration Statement on Form S-8 with respect to up to 1,791,359 of its shares of its common stock, par value $0.01 per share (“Common Stock”), issuable in connection with the RSC Holdings Inc. Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”).

Pursuant to the Agreement and Plan of Merger, dated as of December 15, 2011 (the “Merger Agreement”), by and between United Rentals and RSC Holdings Inc. (“RSC”), RSC merged with and into United Rentals on April 30, 2012 (the “Effective Time”). In accordance with the Merger Agreement, at the Effective Time, the Company assumed each outstanding option to purchase shares of RSC common stock granted under the Stock Incentive Plan (the “Options”) and each outstanding restricted stock unit award of RSC common stock granted under the Stock Incentive Plan, other than restricted stock unit awards held by RSC’s non-employee directors, which awards were settled at the Effective Time pursuant to the terms of the Merger Agreement (the “Restricted Stock Unit Awards”). As a result of this assumption, at the Effective Time, the Options were converted to options to purchase shares of United Rentals Common Stock, and the Restricted Stock Unit Awards were converted to awards of restricted stock units to be settled in shares of United Rentals Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by Rule 428 under the Securities Act (the “Act”), this Registration Statement omits the information required by Part I of Form S-8. United Rentals will deliver the documents containing the information specified in Part I to the participants in the Stock Incentive Plan, as required by Rule 428(b)(1). United Rentals is not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

United Rentals incorporates by reference into this Registration Statement the following documents or information filed with the Commission (other than, in each case, documents (or portions thereof) or information deemed to have been furnished and not filed in accordance with Commission rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on January 25, 2012 (Commission File No. 001-14387-12545147);

•	Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the Commission on February 7, 2012 (Commission File No. 001-14387-12576833);

•	Second Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed with the Commission on April 20, 2012 (Commission File No. 001-14387-12771049);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed with the Commission on April 17, 2012 (Commission File No. 001-14387-12763926);

•	Current Report on Form 8-K dated and filed with the Commission on February 15, 2012 (Commission File No. 001-14387-12614734);

•	Current report on Form 8-K dated and filed with the Commission on February 21, 2012 (Commission File No. 001-14387-12624908);

•	Current report on Form 8-K dated and filed with the Commission on February 24, 2012 (Commission File No. 001-14387-12636877);

•	Current report on Form 8-K filed with the Commission on March 8, 2012 (Commission File No. 001-14387-12677472);

•	Current report on Form 8-K filed with the Commission on March 12, 2012 (Commission File No. 001-14387-12684435);

•	Current report on Form 8-K dated and filed with the Commission on April 25, 2012 (Commission File No. 001-14387-12780807);

•	Current report on Form 8-K dated and filed with the Commission on April 27, 2012 (Commission File No. 001-14387-12789756);

•	Current report on Form 8-K dated and filed with the Commission on April 30, 2012 (Commission File No. 001-14387-12795542);

•	Current report on Form 8-K dated and filed with the Commission on May 1, 2012 (Commission File No. 001-14387- 12799331);

•

The Registrant’s registration statement on Form 8-A, filed on July 7, 1998, incorporating by reference the description of the Registrant’s capital stock included in the Registrant’s registration statement on Form S-1 (Registration No. 333-51653) filed on July 7, 1998, including any amendments or supplements filed for the purpose of updating such descriptions; and

•

All subsequent documents filed by United Rentals pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock offered thereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of filing such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

The legality of the Common Stock to which this Registration Statement relates has been passed upon for the Registrant by Jonathan M. Gottsegen, Esq., General Counsel of the Registrant. As of April 30, 2012, Mr. Gottsegen owned 7,457 shares of the Registrant’s Common Stock, held 19,551 restricted stock units to be settled in the Registrant’s Common Stock and held options to purchase 13,333 shares of the Registrant’s Common Stock, of which 0 options are currently exercisable. Mr. Gottsegen will not be eligible to receive Common Stock pursuant to the Stock Incentive Plan.

Item 6.  Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. The certificates of incorporation of United Rentals eliminates and limits such personal liability of its directors under such terms. Further, the certificates of incorporation of United Rentals provides that, if the DGCL is subsequently amended to permit further elimination or limitation of the personal liability of directors, the liability of a director of United Rentals will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Section 145 of the DGCL provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Eligibility for indemnification in relation to an action or suit by or in the right of the corporation may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought. The determination regarding whether the indemnitee has met the applicable standard of conduct generally must be made by a majority of disinterested directors (or a committee thereof) or the stockholders, although indemnification is mandatory where the indemnitee is successful on the merits or otherwise in defense of the action. A corporation may advance the expenses incurred by an officer or director in defending against any action, suit or proceeding upon receipt of an undertaking by or on behalf such person to repay such expenses if it is ultimately determined that such person is not entitled to indemnification. The statute also provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

United Rentals has entered into indemnification agreements with its directors and officers. In general, these agreements require United Rentals to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of United Rentals or guaranteed any obligations of United Rentals; provided, however, that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of United Rentals, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to United Rentals due to willful misconduct in the performance of his duties to United Rentals (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as such at any other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person under the DGCL. Consistent with the DGCL, United Rentals has purchased insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibits Index attached hereto, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 1st day of May, 2012.

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen

Name:	Jonathan M. Gottsegen
Title:	Senior Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Signatures” constitutes and appoints Jonathan M. Gottsegen and William B. Plummer as his or her true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed as of the 1st day of May, 2012 by the following persons in the capacities indicated.

Signature	Title

/s/ Jenne K. Britell
Jenne K. Britell	Chairman

/s/ José B. Alvarez
José B. Alvarez	Director

/s/ Howard L. Clark, Jr.
Howard L. Clark, Jr.	Director

/s/ Bobby J. Griffin
Bobby J. Griffin	Director

/s/ Singleton B. McAllister
Singleton B. McAllister	Director

/s/ Brian D. McAuley
Brian D. McAuley	Director

/s/ John S. McKinney
John S. McKinney	Director

/s/ Jason D. Papastavrou
Jason D. Papastavrou	Director

/s/ Filippo Passerini
Filippo Passerini	Director

/s/ Keith Wimbush
Keith Wimbush	Director

/s/ Pierre E. Leroy
Pierre E. Leroy	Director

/s/ James H. Ozanne
James H. Ozanne	Director

/s/ Donald C. Roof
Donald C. Roof	Director

/s/ Michael J. Kneeland
Michael J. Kneeland	Director and Chief Executive Officer (Principal Executive Officer)

/s/ William B. Plummer
William B. Plummer	Chief Financial Officer (Principal Financial Officer)

/s/ John J. Fahey
John J. Fahey	Vice President, Controller (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description

4.1	RSC Holdings Amended and Restated Stock Incentive Plan.

5.1	Opinion of Jonathan M. Gottsegen, Esq.

23.1	Consent of Ernst & Young, LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Jonathan M. Gottsegen, Esq. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).